Exhibit 99.3

News Release

2011-11

Contact

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Announces Pricing of Senior Notes

Luxembourg, March 22, 2011

Intelsat S.A. today announced that its subsidiary, Intelsat Jackson Holdings S.A. (“Intelsat Jackson”), priced $2.65 billion aggregate principal amount of senior notes, consisting of $1.5 billion aggregate principal amount of 7 1/4% senior notes due 2019 and $1.15 billion aggregate principal amount of 7 1/2% senior notes due 2021 (the “notes”), in each case at an issue price of 100.0%. Intelsat Jackson’s obligations under the notes will be guaranteed by certain of its parent and subsidiary companies.

Part of the net proceeds from the sale of the notes are expected to be contributed or loaned to Intelsat Jackson’s direct subsidiary, Intelsat Intermediate Holding Company S.A. (“Intermediate Holdco”), which will use such funds and cash on hand to purchase any and all of its outstanding $481.0 million aggregate principal amount at maturity of 9 1/2% Senior Discount Notes due 2015 that are validly tendered in connection with Intermediate Holdco’s tender offer and consent solicitation announced on March 21, 2011 and to pay related fees and expenses. In addition, part of the net proceeds from the sale of the notes are expected to be contributed or loaned to Intelsat Jackson’s indirect subsidiary, Intelsat Subsidiary Holding Company S.A. (“Intelsat Sub Holdco”), which will use such funds and cash on hand to purchase any and all of its outstanding $625.3 million aggregate principal amount of 8 1/2% Senior Notes due 2013, any and all of its outstanding $681.0 million aggregate principal amount of 8 7/8 % Senior Notes due 2015 and any and all of its outstanding $400.0 million aggregate principal amount of 8 7/8% Senior Notes due 2015, Series B, in each case, that are validly tendered in connection with Intelsat Sub Holdco’s tender offers and consent solicitations announced on March 21, 2011 and to pay related fees and expenses.

The remainder of the net proceeds from the sale of the notes are expected to be used by Intelsat Jackson to purchase any and all of its outstanding $55.0 million aggregate principal amount of 9 1/4% Senior Notes due 2016 and any and all of its outstanding $284.6 million aggregate principal amount of 11 1/2% Senior Notes due 2016, in each case, that are validly tendered in connection with Intelsat Jackson’s tender offers and consent solicitations announced on March 21, 2011, and for general corporate purposes, which could include the repayment, redemption, retirement or repurchase in the open market of other indebtedness of Intelsat S.A. or its subsidiaries (which indebtedness has not yet been identified).

The consummation of the offering of the notes is conditioned upon receiving the requisite amount of irrevocable tenders and consents pursuant to each of the tender offers and consent solicitations described above. The notes offering is expected to close on April 5, 2011. As a result, the early settlement date with respect to the Intelsat Jackson, Intermediate Holdco and Intelsat Sub Holdco notes validly tendered and not validly withdrawn at or prior to the consent time for each of the tender offers and consent solicitations described above is currently expected to be on or about April 5, 2011.

The notes will be offered and sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in accordance with Regulation S under the Securities Act and applicable exemptions from registration, prospectus or like requirements under the laws and regulations of the relevant jurisdictions outside the United States. The notes will not be registered under the Securities Act and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes referred to above will also not be registered in any jurisdiction outside of the United States and no action or steps will be taken to permit the offer of the notes in any such jurisdiction where any registration or other action or steps would be required to permit an offer of the notes.

The notes may therefore not be offered or sold in any such jurisdiction except pursuant to an exemption from, or in a transaction not subject to, the relevant requirements of laws and regulations of such jurisdictions.

No prospectus as required by the Directive 2003/71/EC (and the implementing laws and regulations in the relevant member states) has been filed with respect to the notes and therefore no offers of notes may be made in any Member States of the European Economic Area unless made pursuant to an exemption under the Directive 2003/71/EC (and the implementing laws and regulations in the relevant Member States).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities of Intelsat, nor shall there be any offer, solicitation or sale of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For over 45 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet Service Providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks. Detailed information about some of the known risks is included in Intelsat’s annual report on Form 10-K for the year ended 31 December 2010 and Intelsat’s other periodic reports filed with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###